Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242 ext. 7400	MWW Group Peter Gau pgau@mww.com (201) 964-2377
38 Corporate Circle Albany, NY 11203

TRANS WORLD ENTERTAINMENT TO CLOSE DISTRIBUTION CENTER
IN NORTH CANTON, OHIO

Albany, NY, January 17, 2008 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported it will close its North Canton, Ohio distribution center as part of its program to streamline its operations. The operations at the Canton center will be phased out over the next two months and affects 234 employees. Trans World will service its stores from its remaining distribution centers located in Albany, New York and Carson, California. Additionally, the Company announced the closing of its fixture facility in Johnstown, NY, affecting 18 employees.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates over 800 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.